UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 24)



                                    CDI Corp.
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                                (Name of Issuer)


                     Common Stock, Par Value $.10 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   125071 10 0
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                                 (CUSIP Number)


                                December 31, 2002
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Walter R. Garrison

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) /  /
         (b) /  /

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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

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                      5  SOLE VOTING POWER

Number of                       1,516,080

Shares                -------------------------------------------------------
                      6  SHARED VOTING POWER
Beneficially
                                   29,900
Owned by Each
                      -----------------------------------------------------
Reporting             7  SOLE DISPOSITIVE POWER

Person                          1,516,080

with                  ------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER

                                   29,900


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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,545,980


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10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

       X

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.0%

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12   TYPE OF REPORTING PERSON  (See Instructions)

       IN

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                              SCHEDULE 13G FILED BY

                               Walter R. Garrison

                                 PURSUANT TO THE
                         SECURITIES EXCHANGE ACT OF 1934


Item 1(a).  Name of Issuer:
--------------------------------

      CDI Corp.


Item 1(b).  Address of Issuer's Principal Executive Offices:
-------------------------------------------------------------

      1717 Arch Street, 35th Floor, Philadelphia, PA  19103-2768


Item 2(a).  Name of Person Filing:
-----------------------------------

      Walter R. Garrison


Item 2(b).  Address of Principal Business Office or, if none, Residence
-------------------------------------------------------------------------

      800 Manchester Avenue, 3rd Floor, Media, PA  19063


Item 2(c).  Citizenship:
---------------------------

      United States of America


Item 2(d).  Title of Class of Securities:
------------------------------------------

      Common Stock, $0.10 par value


Item 2(e).  CUSIP Number:
--------------------------

      125071 10 0

Item 3.:
---------

      Not Applicable


Item 4.  Ownership:
--------------------

      As of December 31, 2002:

      (a)   Amount Beneficially Owned:  1,545,980 shares

      (b)   Percent of Class:   8.0%

      (c)   Number of shares as to which such person has:

               (i)   sole power to vote or direct
                     the vote:  1,516,080 shares

              (ii)   shared power to vote or direct to
                     vote:  29,900 shares

             (iii)   sole power to dispose or direct the
                     disposition of:  same shares as 4(c)(i) above

              (iv) shared power to dispose of: same shares as 4(c)(ii) above.


Item 5.  Ownership of Five Percent or Less of a Class:
-------------------------------------------------------

     Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person:
-----------------------------------------------------------

     Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
        Person:
--------------------------------------------------------------

     Not applicable


Item 8.  Identification and Classification of
         Members of the Group:
-----------------------------------------------

     Not applicable


Item 9.  Notice of Dissolution of Group:
-----------------------------------------

     Not applicable


Item 10.  Certifications:
----------------------------

     Not applicable

Signature
---------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   February 10,  2003
-----------------------------
     Date



 /s/ WALTER R. GARRISON
-----------------------------
     Signature




  Walter R. Garrison
-----------------------------
     Name/Title